                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




         Date of Report (Date of earliest event reported): May 28, 1998




                                 MEDIRISK, INC.
                            (Exact name of registrant
                          as specified in its charter)




             Delaware               000-27056                   58-2256400
--------------------------------------------------------------------------------
         (State or other           (Commission                (I.R.S. Employer
         jurisdiction of           File Number)              Identification No.)
         incorporation)


Two Piedmont Center, Suite 400, 3565 Piedmont Rd., Atlanta, Georgia    30305
--------------------------------------------------------------------------------
           (Address of principal executive officers)                 (Zip Code)



       Registrant's telephone number, including area code: (404) 364-6700

                                       N/A
         ---------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         On May 28, 1998, Medirisk, Inc. (the "Company") completed the acquisition of Successful Solutions, Inc. ("Successful Solutions"). The Company hereby amends its Current Report on Form 8-K dated May 29, 1998 with respect to the acquisition of Successful Solutions to include the below-referenced financial statements and pro forma financial information.

         (a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

Successful Solutions, Inc.

         Audited:
         --------

         Independent Auditor's Report...............................................................F-1
         Balance Sheets as of December 31, 1997 and 1996............................................F-2
         Statements of Income and Retained Earnings for the years ended
                  December 31, 1997 and 1996........................................................F-3
         Statements of Cash Flows for the years ended December 31, 1997 and 1996....................F-4
         Notes to Financial Statements..............................................................F-6

         Unaudited:
         ---------

         Balance Sheet as of March 31, 1998.........................................................F-12
         Statements of Operations for the three months ended March 31, 1998 and 1997................F-13
         Statements of Cash Flows for the three months ended March 31, 1998 and 1997................F-14
         Notes to Unaudited Financial Statements....................................................F-15


         (b)      PRO FORMA FINANCIAL INFORMATION.

         The following pro forma financial information relating to the Company and Successful Solutions, as well as certain previously-acquired companies, is included herein:

                  Pro Forma Consolidated Condensed Balance Sheet as of
                        March 31, 1998..............................................................F-17
                  Pro Forma Consolidated Condensed Statements of Operations
                       for the three-month period ended March 31, 1998..............................F-18
                  Pro Forma Consolidated Condensed Statements of Operations
                       for the year ended December 31, 1997.........................................F-19
                  Notes to Unaudited Pro Forma Consolidated Condensed
                       Financial Statements.........................................................F-20

         (c)      EXHIBITS.

         None.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Successful Solutions, Inc.
Vidalia, Georgia 30475

We have audited the accompanying balance sheets of Successful Solutions, Inc. (an S Corporation) as of December 31, 1997 and 1996, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Successful Solutions, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Lovins, Clark & Company, P.C.


LOVINS, CLARK & COMPANY, P.C.
Vidalia, Georgia
June 3, 1998

                           SUCCESSFUL SOLUTIONS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996


                                     ASSETS
                                     ------
                                                         1997            1996
                                                         ----            ----
CURRENT ASSETS
   Cash and cash equivalents                          $ 101,174       $     350
   Trade accounts receivable                            349,481         185,869
   Prepaid expenses                                      14,569           3,843
   Loan receivable-employee                               1,000           1,820
                                                      ---------       ---------
       TOTAL CURRENT ASSETS                             466,224         191,882
                                                      ---------       ---------

PROPERTY AND EQUIPMENT
   Machinery and equipment                              324,417         278,485
   Furniture and fixtures                                47,464          47,464
   Accumulated depreciation                            (195,391)       (139,828)
                                                      ---------       ---------
       NET PROPERTY AND EQUIPMENT                       176,490         186,121
                                                      ---------       ---------

         TOTAL ASSETS                                 $ 642,714       $ 378,003
                                                      =========       =========

                             LIABILITIES AND EQUITY
                             ----------------------
CURRENT LIABILITIES
   Cash overdraft                                     $  45,236       $  25,362
   Accounts payable                                          --           6,834
   Accrued salaries and benefits                          9,924              --
   Accrued insurance                                      2,447              --
   Accrued medical claims                                 9,500           1,894
   Accrued payroll tax                                    1,294          29,919
   Current obligation under capital leases               30,716          49,263
                                                      ---------       ---------
       TOTAL CURRENT LIABILITIES                         99,117         113,272
                                                      ---------       ---------

LONG TERM LIABILITIES
   Long term obligation under capital leases             11,613          12,738
                                                      ---------       ---------

EQUITY
   Common stock-$1 par value:
     500 shares authorized, issued,
     and outstanding                                        500             500
   Retained earnings                                    531,484         251,493
                                                      ---------       ---------
       TOTAL EQUITY                                     531,984         251,993
                                                      ---------       ---------

         TOTAL LIABILITIES AND EQUITY                 $ 642,714       $ 378,003
                                                      =========       =========

                 See accompanying notes and accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                               1997              1996
                                                               ----              ----
REVENUES                                                   $ 3,438,578       $ 3,342,419
                                                           -----------       -----------

  Salaries, wages and benefits                                 859,784           495,974
  Depreciation                                                  56,187            49,144
  Research and development costs                             1,037,819           956,562
  Other operating expenses                                     753,810         1,106,194
                                                           -----------       -----------

OPERATING INCOME                                               730,978           734,545
                                                           -----------       -----------

OTHER INCOME AND EXPENSES

   Interest expense                                            (13,041)          (15,431)
   Interest income                                                 824             1,099
   Loss on disposal of asset                                    (1,875)               --
                                                           -----------       -----------

            TOTAL OTHER INCOME AND EXPENSES                    (14,092)          (14,332)
                                                           -----------       -----------

NET INCOME                                                     716,886           720,213

BEGINNING RETAINED EARNINGS                                    251,493           209,058

DISTRIBUTIONS                                                 (436,895)         (677,778)
                                                           -----------       -----------

ENDING RETAINED EARNINGS                                   $   531,484       $   251,493
                                                           ===========       ===========




                 See accompanying notes and accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                         1997            1996
                                                         ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                          $ 716,886       $ 720,213
  Adjustments to reconcile net income
   to cash provided by
   operating activities:
      Depreciation                                       56,187          49,144
      Loss on disposal of asset                           1,875              --
   (Increase) Decrease in:
      Accounts receivable                              (163,612)        (38,055)
      Prepaid expenses                                  (10,725)         12,073
      Loan receivable-employee                              820          (1,820)
    Increase (Decrease) in:
      Accounts payable                                   (6,834)          6,608
      Accrued expenses                                   (8,648)         31,813
                                                      ---------       ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES               585,949         779,976
                                                      ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITY
      Acquisition of equipment                             (965)         (3,069)
                                                      ---------       ---------

NET CASH USED BY INVESTING ACTIVITY                        (965)         (3,069)
                                                      ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
      Cash overdraft                                     19,874         (27,008)
      Payments on capital leases                        (67,139)        (67,304)
      Payments on note payable                               --         (12,980)
      Stockholders distributions                       (436,895)       (669,465)
                                                      ---------       ---------

NET CASH USED BY FINANCING ACTIVITIES                  (484,160)       (776,757)
                                                      ---------       ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS               100,824             150

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD            350             200
                                                      ---------       ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD            $ 101,174       $     350
                                                      =========       =========




                 See accompanying notes and accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                            STATEMENTS OF CASH FLOWS
                                   (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                              1997         1996
                                                              ----         ----
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest paid                                               $13,041      $15,431
                                                            =======      =======

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
     FINANCING TRANSACTIONS

Distribution of capital lease equipment                     $    --      $ 8,313
                                                            =======      =======

Acquisition of equipment acquired by capital leases         $47,467      $39,879
                                                            =======      =======






                 See accompanying notes and accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND BUSINESS ACTIVITIES

                  Successful Solutions, Inc. was incorporated under the laws of the State of Georgia on March 28, 1991. The Company is engaged in the business of providing consulting services to health care providers related to case management, cost containment, quality improvement, utilization management, analyses of clients and other related services. Successful Solutions, Inc. primarily conducts business in the State of Georgia. The Company began limited activity in the states of Alabama and Kentucky in 1997.

         USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS

                  The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is presented.

         PROPERTY

                  Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                           Furniture and fixtures              7-10 years
                           Equipment                           5-10 years

                  Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of disposal and any resulting gain or loss is reported in the statement of income and retained earnings.


                            See accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

         REVENUE RECOGNITION

                  Revenue is recognized upon performance of services for the customer or upon shipment of data to the customer.

         INCOME TAXES

                  Effective March 28, 1991, the Company, with the consent of its shareholder, elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provisions or liability for income taxes have been included in these financial statements.

         CASH AND CASH EQUIVALENTS

                  For the purpose of reporting cash flows, the Company considers all cash accounts which are not subject to withdrawal restrictions or penalties, and certificates of deposit with original maturities of 90 days or less to be cash or cash equivalents.

         ELIMINATIONS

                  The Company's sole shareholder has conducted several unrelated activities through the Company for the past several years. These activities have been eliminated in these financial statements in order to reflect financial position and actual results of operations for the Company only. The elimination of these activities has resulted in a total reduction of assets at book value of $594,081, a total reduction of liabilities of $236,834 and a reduction of expenses of $221,538 and $291,009 for the years 1997 and 1996, respectively.

2. PROPERTY AND EQUIPMENT

                  Major classifications of property and equipment and accumulated depreciation balances are summarized as follows:





                            See accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


                                                       1997          1996
                                                       ----          ----
                  Machinery & equipment              $324,417      $278,485
                  Furniture & fixtures                 47,464        47,464
                                                     --------      --------
                                                      371,881       325,949
                  Less accumulated depreciation       195,391       139,828
                                                     --------      --------
                  Net book value                     $176,490      $186,121
                                                     ========      ========

                  Depreciation expense was $56,187 and $49,144 for the years ended December 31, 1997 and 1996.

3. RELATED PARTY TRANSACTIONS

                  The Company has an outstanding loan receivable in the amount of $1,000 at December 31, 1997 and $1,820 at December 31, 1996
                  to an employee. Payroll deductions are used for repayment.

                  The Company leases an aircraft from S.S. Air, Inc. on a month to month basis. S.S. Air, Inc. is solely owned by Ronnie R. Smith, sole shareholder of Successful Solutions, Inc. The total lease payments were $312,000 for the 1997 year and $312,000 for the 1996 year. This amount represents fair market value for the exclusive use of the aircraft.

                  The Company has a contractual relationship with Creative Healthcare Solutions, Inc. to perform marketing services for the Company. The sole shareholder of both Companies at December 31, 1997 is Ronnie R. Smith. The sole shareholder of Successful Solutions, Inc. owned 47% of Creative Healthcare Solutions, Inc. at December 31, 1996. The total marketing fees were $84,525 and $111,895 for 1997 and 1996, respectively.

4. OPERATING LEASES

                  The Company leases various equipment under several noncancelable operating leases expiring at various times until September, 2001. Total operating lease expense was approximately $100,000 and $90,000 in 1997 and 1996.




                            See accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


                  The following is a schedule by year of future minimum operating lease payments:

                  Years Ending December 31
                  ------------------------
                            1998                                   $101,141
                            1999                                    103,153
                            2000                                     96,850
                            2001                                     46,184
                                                                   --------

                            Total                                  $347,328
                                                                   ========

                  The Company also rents office and some storage space without a lease agreement on a month to month basis. The monthly rent payment is $1,257.

5. CAPITAL LEASES

                  The Company is obligated under various capital equipment leases that expire at various dates during the next two years.

                  A summary of assets under capital leases as of December 31, 1997 is as follows:

                  Computer equipment                                    $ 88,482
                  Less: accumulated depreciation                         (23,655)
                                                                        --------
                  Assets under capital lease (net)                      $ 64,827
                                                                        ========

                  Assets under capital leases are depreciated over a five to ten year life. Depreciation expense totaled $13,849 and $12,226 for the years ended December 31, 1997 and 1996.




                            See accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


                  The future minimum lease payments under capital leases are computed as follows:

                  Years Ending December 31
                  ------------------------
                            1998                                                 $ 34,607
                            1999                                                   11,940
                                                                                 --------

                            Total                                                  46,547

                  Less: Interest-computed on the present value
                  of the lease payments at the inception of the
                  lease based on individual lease terms.                            4,218
                                                                                 --------

                  Present value of net minimum obligations                         42,329

                  Less: Current obligation under capital lease                     30,716
                                                                                 --------

                  Long term obligations under capital leases                     $ 11,613
                                                                                 ========

6. MAJOR CUSTOMERS

                  Sales to a customer which exceed 10% of the Company's revenues are considered major customers. The Company had two major customers for the year ended December 31, 1997 and four major customers for the year ended December 31, 1996, with the following balances and transactions:

            Accounts Receivable                                       Revenues
            -------------------                                       --------

December 31, 1997          December 31, 1996          1997       % Age         1996      % Age
-----------------          -----------------          ----       -----         ----      -----
     $67,240                   $117,814             $706,354       21        $685,134      21
          --                         --              349,771       10              --      --
          --                      6,351                   --       --         622,052      19
          --                     22,956                   --       --         476,064      14
          --                      5,774                   --       --         357,621      11




                            See accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

7. SELF-INSURANCE PROGRAM

                  The Company has a self-insurance program for hospitalization and medical coverage for its employees. The Company limits its costs through the use of stop-loss policies from reinsurers. Specific individual costs for claims are limited to $5,000 a year. The Company's aggregate annual cost limitation is based on a formula that considers, among other things, the total number of employees. The Company's annual cost, excluding reinsurance premiums, is limited to approximately $51,500 and $50,000 for 1997 and 1996.

                  Management believes they have adequately provided for all claims incurred in the accompanying financial statements. Amounts reserved for these items total approximately $9,500 and $1,894 at December 31, 1997 and 1996.

8. RESEARCH AND DEVELOPMENT COSTS

                  Research and development costs are expensed as incurred. Research and development costs were $1,037,819 and $956,562 for the years 1997 and 1996.

9. SUBSEQUENT EVENT

                  On May 28, 1998, the Company was acquired by Medirisk, Inc. ("Medirisk") of Atlanta, Georgia for a purchase price of approximately $2.9 million in cash and 189,811 unregistered shares of Medirisk common stock, plus contingent consideration based upon a multiple of the Company's operating income over a predetermined amount through June 30, 1999.






                            See accountants' report.

                           SUCCESSFUL SOLUTIONS, INC.
                             UNAUDITED BALANCE SHEET

(Amounts in thousands)

                                                                    MARCH 31, 1998
                                                                    --------------
Current assets
   Cash and cash equivalents                                         $        274
   Accounts receivable, net                                                   146
   Prepaid expenses                                                            13
   Other current assets                                                         1
                                                                     ------------
      Total current assets                                                    434

Property and equipment, net                                                   171
                                                                     ------------
      Total assets                                                   $        605
                                                                     ============
Current liabilities
   Accrued expenses                                                  $         43
   Current obligations under capital leases                                    22
                                                                     ------------
      Total current liabilities                                                65

Long-term obligations under capital leases                                     16
                                                                     ------------
      Total liabilities                                                        81

Equity
   Common stock                                                                --
   Retained earnings                                                          524
                                                                     ------------

      Total equity                                                            524
                                                                     ------------
      Total liabilities and equity                                   $        605
                                                                     ============

See accompanying notes to unaudited financial statements.

                          SUCCESSFUL SOLUTIONS, INC.
                      UNAUDITED STATEMENTS OF OPERATIONS

(Amounts in thousands)

                                                                  THREE MONTHS
                                                                 ENDED MARCH 31,
                                                                 ---------------
                                                                  1998      1997
                                                                  ----      ----
Revenue                                                          $ 771     $ 697
Salaries, wages and benefits                                       200       235
Other operating expenses                                           517       407
Depreciation                                                        14        13
                                                                 -----     -----
   Operating income                                                 40        42
Interest income (expense), net                                      (1)       (4)
Loss on disposal of asset                                           --        (2)
                                                                 -----     -----
   Net income                                                    $  39     $  36
                                                                 =====     =====

See accompanying notes to unaudited financial statements.

                          SUCCESSFUL SOLUTIONS, INC.
                      UNAUDITED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                            ---------------
                                                                            1998      1997
                                                                            ----      ----
Cash flows from operating activities:
   Net Income                                                               $  39     $ 36
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                             14       13
      Loss disposal of asset                                                   --        2
      Decrease (increase) in:
         Accounts receivable                                                  204       68
         Other assets                                                           2       (5)
      Increase (decrease) in:
         Accrued expenses                                                      20       (4)
                                                                            -----     ----
           Net cash provided by operating activities                          279      110
                                                                            -----     ----
Cash flows from investing activities:
   Purchases of property and equipment                                         (2)      --
                                                                            -----     ----
           Net cash used in investing activities                               (2)      --
                                                                            -----     ----

Cash flows from financing activities:
   Payments on capital leases                                                 (12)     (14)
   Stockholder distributions                                                  (47)     (45)
   Cash overdraft                                                             (45)     (25)
                                                                            -----     ----
           Net cash used in financing activities                             (104)     (84)
                                                                            -----     ----

           Net increase in cash and cash equivalents                          173       26
Cash and cash equivalents at beginning of period                              101       --
                                                                            -----     ----
Cash and cash equivalents at end of period                                  $ 274     $ 26
                                                                            =====     ====

See accompanying notes to unaudited financial statements.

                          SUCCESSFUL SOLUTIONS, INC.

                   NOTES TO UNAUDITED FINANCIAL STATEMENTS

(1)      Basis of Presentation

         These unaudited financial statements include the financial position and results of operations of Successful Solutions, Inc. as of March 31, 1998 and for the three months ended March 31, 1998 and 1997.

         In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the unaudited financial statements of Successful Solutions, Inc. as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 have been included. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The unaudited pro forma consolidated condensed balance sheet as of March 31, 1998 set forth below gives effect to the Company's acquisition of Successful Solutions as if it had occurred on March 31, 1998. The unaudited pro forma consolidated condensed statement of operations for the three months ended March 31, 1998 set forth below give effect to the Company's acquisitions of Successful Solutions on May 28, 1998 and Healthdemographics on March 31, 1998 as if they had occurred on January 1, 1998. The unaudited pro forma consolidated condensed statement of operations set forth below for the year ended December 31, 1997 gives effect to the Company's acquisition of (i) Successful Solutions on May 28, 1998, (ii) Healthdemographics on March 31, 1998, (iii) CareData Reports, Inc. ("CareData") on August 28, 1997, and (iv) CIVS, Inc. ("CIVS") on June 24, 1997, as if they had occurred on January 1, 1997. The Successful Solutions, Healthdemographics, CIVS and CareData acquisitions have each been accounted for using the purchase method of accounting. The pro forma financial data should be read in conjunction with the historical consolidated financial statements and notes of the Company, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "Commission") on March 30, 1998, and the historical financial statements and notes of: (i) Successful Solutions, included in this report on Form 8-K/A; (ii) Healthdemographics, included in the Company's Current Report on Form 8-K, filed with the Commission on April 13, 1998; (iii) CIVS included in the Company's Current Report on Form 8-K/A, filed with the Commission on September 5, 1997; and (iv) CareData included in the Company's Current Report on Form 8-K/A, filed with the Commission on November 14, 1997. The pro forma combined results are not necessarily indicative of the results that would have been achieved had the acquisitions of Successful Solutions, Healthdemographics, CIVS and CareData occurred on January 1, 1997 or of future operations.

                           SUCCESSFUL SOLUTIONS, INC.
                         MEDIRISK, INC AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                 March 31, 1998


(Amounts in thousands)

                                                                                                     PRO FORMA      PRO FORMA
                                                                  MEDIRISK   SUCCESSFUL SOLUTIONS   ADJUSTMENTS    CONSOLIDATED
                                                                  --------   --------------------   -----------    ------------
Current assets
  Cash and cash equivalents                                       $  1,280          $   274           $    --        $  1,554
  Accounts receivable, net                                           4,749              146                --           4,895
  Prepaid expenses                                                     977               13                --             990
  Other current assets                                                 499                1                --             500
                                                                  --------          -------           -------        --------
         Total current assets                                        7,505              434                --           7,939

Property and equipment                                               3,604              380                --           3,984
  Less accumulated depreciation and amortization                     1,642              209                --           1,851
                                                                  --------          -------           -------        --------
         Property and equipment, net                                 1,962              171                --           2,133

Excess of cost over net assets of businesses
  acquired, less accumulated amortization                           11,471               --             1,800 (1)      13,271
Intangible assets, less accumulated amortization                     2,295               --               250 (2)       2,545
Software development costs, less accumulated
  amortization                                                       1,395               --                --           1,395
Other assets                                                           663               --                --             663
                                                                  --------          -------           -------        --------
         Total other assets                                         15,824               --             2,050          17,874

         Total assets                                             $ 25,291          $   605           $ 2,050        $ 27,946
                                                                  ========          =======           =======        ========

Current liabilities
  Current installments of long-term debt and obligations under
    capital leases                                                $  2,499          $    22           $  2,920(4)    $  5,441
  Accounts payable                                                     398               --                --             398
  Accrued expenses                                                   1,370               43               150 (3)       1,563
  Income taxes payable                                                 730               --                --             730
  Accrued contingent consideration relating to acquired
    business                                                         2,975               --                --           2,975
  Deferred revenue                                                   2,615               --                --           2,615
                                                                  --------          -------           -------        --------
         Total current liabilities                                  10,587               65               150          13,722

Long-term debt and obligations under capital leases, excluding
  current installments                                                  41               16                --              57
                                                                  --------          -------           -------        --------
         Total liabilities                                          10,628               81             3,070          13,779

Shareholders' equity (deficit):
  Common stock                                                           5               --                -- (5)           5
  Additional paid in capital                                        31,663               --             3,504 (5)      35,167
  Accumulated deficit                                              (17,005)             524              (524)(6)     (21,005)
                                                                                                       (4,000)(7)
                                                                  --------          -------           -------        --------
         Total stockholders' equity                                 14,663              524            (1,020)         14,167

         Total liabilities and shareholders' equity (deficit)     $ 25,291          $   605           $ 2,050        $ 27,946
                                                                  ========          =======           =======        ========

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                        MEDIRISK, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS ENDED MARCH 31, 1998
                                            ---------------------------------------------------------------------------
                                                         HISTORICAL
                                            ----------------------------------------
                                                        SUCCESSFUL       HEALTHDEMO-          PRO FORMA     PRO FORMA
                                            MEDIRISK   SOLUTIONS(8)      GRAPHICS(9)         ADJUSTMENTS   CONSOLIDATED
                                            --------   ------------      -----------         -----------   ------------
Revenue...................................  $ 5,176      $    771           $ 342                  --         $6,289
Salaries, wages and benefits..............    2,574           200             613                  --          3,387
Other operating expenses..................    1,522           517             437                  --          2,476
Depreciation and amortization.............      427            14              11                  89 (10)       541
Acquired in-process research and
  development costs and integration
  costs...................................    5,315            --              --              (5,250)(11)        65
                                            -------      --------           -----              ------         ------
          Operating income (loss).........   (4,662)           40            (719)              5,161           (180)
Interest income (expense), net............       36            (1)           (138)               (106)(12)      (209)
Other income (expense)....................       --            --              --                  --             --
Provision for income taxes................       --            --              --                  --             --
                                            -------      --------           -----              ------         ------
          Income (loss) before
            extraordinary item............   (4,626)           39            (857)              5,055           (389)
Unaudited pro forma loss per common share
  before extraordinary item -- basic and
  diluted.................................  $ (1.03)                                                          $(0.08)
                                            =======                                                           ======
Unaudited pro forma weighted average
  number of common shares used in
  calculating unaudited net loss per
  common share before extraordinary
  item -- basic and diluted...............    4,495                                                            4,854 (13)

         See accompanying notes to unaudited pro forma financial data.

                        MEDIRISK, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      YEAR ENDED DECEMBER 31, 1997
                                    ----------------------------------------------------------------------------------------------
                                                                HISTORICAL
                                    ------------------------------------------------------------------
                                                  SUCCESSFUL          HEALTHDEMO-          1997          PRO FORMA     PRO FORMA
                                    MEDIRISK     SOLUTIONS(14)        GRAPHICS(15)    ACQUISITIONS(16)  ADJUSTMENTS   CONSOLIDATED
                                    --------     -------------        ------------   -----------------  -----------   ------------
Revenue...........................  $16,749          $ 3,439             $ 905             $1,730         $    --       $22,823
Salaries, wages and benefits......    7,910              860               971              1,296              --        11,037
Other operating expenses..........    4,374            1,792               752              1,099              --         8,017
Depreciation and amortization.....    1,304               56                18                 47             763 (17)    2,188
Acquired in-process research and
  development costs and
  integration costs...............    4,575               --                --                 --          (4,258)(18)      317
                                    -------          -------             -----             ------         -------       -------
          Operating income
            (loss)................   (1,414)             731              (836)              (712)          3,495         1,264
Interest income (expense), net....      345              (12)              (26)                 8            (757)(19)     (442)
Loss on disposal of asset.........       --               (2)               --                 --              --            (2)
Provision for income taxes........     (707)              --                --                 --             707 (20)       --
                                    -------          -------             -----             ------         -------       -------
          Income (loss) before
            extraordinary item....  $(1,776)             717             $(862)            $ (704)        $ 3,445       $   820
                                    =======                                                                             =======
Unaudited pro forma income (loss)
  per common share before
  extraordinary item -- basic and
  diluted.........................  $ (0.45)                                                                            $  0.19
                                    =======                                                                             =======
Unaudited pro forma weighted
  average number of common shares
  used in calculating unaudited
  income (loss) per common share
  before extraordinary
  item -- basic and diluted.......    3,918                                                                               4,404 (21)

         See accompanying notes to unaudited pro forma financial data.

                        MEDIRISK, INC. AND SUBSIDIARIES

                  NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

     Effective May 28, 1998, the Company acquired all of the outstanding shares of Successful Solutions of Vidalia, Georgia, which provides decision support tools, consulting services and training materials to hospitals and physician groups to assist them in improving patient outcomes, achieving the efficient delivery of care and establishing billing and coding practices that comply with industry requirements. The Company purchased Successful Solutions for approximately $2.9 million in cash and 189,811 shares of common stock. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs estimated to be approximately $4.0 million, acquired products of approximately $250,000, and excess of cost over assets acquired estimated to be approximately $1.8 million.

     Effective March 23, 1998, the Company acquired all of the outstanding shares of Healthdemographics of San Diego, California, which provides databases and decision-support tools that allow customers to forecast the supply of and demand for health care services. The Company purchased Healthdemographics for approximately $2.7 million in cash and 171,315 shares of common stock. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs estimated to be approximately $5.3 million, acquired products estimated to be approximately $500,000, and excess of cost over net assets acquired estimated to be approximately $1.0 million.

     Effective June 1, 1997, the Company acquired all of the outstanding shares of CIVS of Rockville, Maryland, a leading national provider of credentialing services to hospitals and managed care organizations for approximately $3.5 million in cash and 129,166 shares of the Company's common stock and the assumption of net assets of $76,000. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in purchased in-process research and development costs of approximately $3.1 million, acquired products of approximately $415,000, and excess of cost over net assets acquired of approximately $1.1 million.

     Effective August 1, 1997, the Company acquired all of the outstanding shares of CareData of New York, New York, which creates reports analyzing consumer satisfaction with more than 150 aspects of managed health care plans and ranks specific health plans accordingly. The Company purchased CareData for approximately $4.1 million in cash and 14,516 shares of Medirisk common stock. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs of approximately $975,000, acquired products of approximately $200,000, and excess of cost over net assets acquired of approximately $2.9 million. Approximately $3.0 million of contingent consideration resulting from the CareData acquisition was paid at the end of April 1998. This payment was treated as an increase in excess of cost over net assets acquired.

     The unaudited pro forma consolidated statement of operations as of March 31, 1998 illustrates the estimated effects of the Successful Solutions and Healthdemographics acquisitions as if the acquisitions had occurred on January 1, 1998. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1997 illustrates the estimated effects of all these acquisitions had they occurred on January 1, 1997.

     The unaudited pro forma financial data have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of such acquisition. For purposes of the unaudited pro forma financial data, such allocations have been made based upon currently available information and management's estimates.

     The historical financial statements are derived from the unaudited financial statements of the Company, Successful Solutions, and Healthdemographics as of and for the three months ended March 31, 1998, the audited financial statements of the Company, Successful Solutions, and Healthdemographics as of and for the year ended December 31, 1997, and the unaudited financial statements of CIVS and CareData for the periods beginning January 1, 1997 and ending on the effective dates of the respective acquisitions.

     The unaudited pro forma financial data do not purport to represent what the results of operations of the Company would actually have been if the acquisitions had occurred on such dates or to project the results of operations of the Company for any future date or period. The unaudited pro forma financial data should be read together with the Financial Statements and Notes thereto of the Company, Successful Solutions, Healthdemographics, CIVS and CareData referred to above. The unaudited pro forma financial data reflect the following adjustments:

          (1) Reflects $1.8 million of goodwill recorded as a result of the allocation of the Successful Solutions purchase price.

          (2) Reflects the technological know-how recorded as a result of the allocation of the Successful Solutions purchase price.

          (3) Reflects the accrual of direct acquisition costs recorded as a result of the allocation of the Successful Solutions purchase price.

          (4) Reflects the cash payment and borrowings against the Company's line of credit to fund the cash portion of the Successful Solutions acquisition.

          (5) Reflects the value of the Company common stock issued in connection with the acquisition of Successful Solutions.

          (6) Reflects the elimination of the historical equity accounts of Successful Solutions.

          (7) Reflects the non-recurring write-off of acquired in-process research and development costs recorded as a result of the allocation of the Successful Solutions purchase price.

          (8) Reflects the historical operating results of Successful Solutions for the period from January 1, 1998 to March 31, 1998.

          (9) Reflects the historical operating results of Healthdemographics for the period from January 1, 1998 to March 22, 1998.

          (10) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the Successful Solutions and Healthdemographics purchase prices.

                                                             Period ended
                                                            March 31, 1998
                                                            --------------
                                                              (Amounts in
                                                               thousands)
            Successful Solutions....................              $ 50
            Healthdemographics......................                39
                                                                  ----
                                                                  $ 89
                                                                  ====

          (11) Removes the impact of the non-recurring acquired in-process research and development costs recorded as a result of the allocation of the Healthdemographics purchase price. This charge was included in the March 31, 1998 historical statements of operations and is being excluded from the quarter ended March 31, 1998 unaudited pro forma consolidated condensed statements of operations.

          (12) Reflects the additional interest expense on the cash used to fund the acquisitions of Successful Solutions and Healthdemographics.

                                                             Period ended
                                                            March 31, 1998
                                                            --------------
                                                              (Amounts in
                                                               thousands)
            Successful Solutions....................              $ 58
            Healthdemographics......................                48
                                                                  ----
                                                                  $106
                                                                  ====

          (13) Reflects the increased shares of common stock outstanding resulting from the acquisitions of Successful Solutions and Healthdemographics.

                                                             Period ended
                                                            March 31, 1998
                                                            --------------
                                                              (Amounts in
                                                               thousands)
            Successful Solutions....................               190
            Healthdemographics......................               169
                                                                   ---
                                                                   359
                                                                   ===

          (14) Reflects the historical operating results of Successful Solutions for the year ended December 31, 1997. An estimated $4.0 million charge for in-process research and development costs was recorded by the Company on May 28, 1998. This charge is being excluded from the year ended December 31, 1997 unaudited pro forma consolidated condensed statement of operations.

          (15) Reflects the historical operating results of Healthdemographics for the year ended December 31, 1997. An estimated $5.3 million charge for in-process research and development costs was recorded by the Company on March 23, 1998. This charge is being excluded from the year ended December 31, 1997 unaudited pro forma consolidated condensed statement of operations.

          (16) Reflects the historical operating results of CIVS for the five months ended May 31, 1997 and CareData for seven months ended July 31, 1997. The operating results of these entities subsequent to their acquisition effective dates through December 31, 1997 are included in the Company's operating results.

          (17) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the respective purchase prices. These amounts were as follows:

                                                                1997
                                                            ------------
                                                            (AMOUNTS IN
                                                              THOUSANDS)
            Successful Solutions....................             $200
            Healthdemographics......................              164
            CIVS....................................               64
            CareData................................              335
                                                                 ----
                    Total                                        $763
                                                                 ====

          (18) Reflects the reversal of the non-recurring acquired in-process research and development costs and integration costs associated with the acquisitions of CIVS and CareData. These charges were included in the Company's December 31, 1997 historical statements of operations and are being excluded from the year ended December 31, 1997 unaudited pro forma consolidated condensed statement of operations. These amounts were as follows:

                                                                1997
                                                            -------------
                                                              (AMOUNTS
                                                            IN THOUSANDS)
            CIVS....................................           $3,280
            CareData................................              978
                                                               ------
                    Total                                      $4,258
                                                               ======

          (19) Reflects the additional interest expense on the cash borrowings used to fund the acquisitions. These amounts were as follows:

                                                                1997
                                                            -------------
                                                            (AMOUNTS IN
                                                              THOUSANDS)
            Successful Solutions....................            $234
            Healthdemographics......................             216
            CIVS....................................             115
            CareData................................             192
                                                                ----
                    Total...........................            $757
                                                                ====

          (20) Reflects decrease in income tax expense due to pro forma losses incurred.

          (21) Reflects the increased shares of common stock outstanding resulting from the acquisitions. These shares were as follows:

                                                                 1997
                                                            --------------
                                                            (IN THOUSANDS)
            Successful Solutions....................              190
            Healthdemographics......................              171
            CIVS....................................              115
            CareData................................               10
                                                                  ---
                    Total...........................              486
                                                                  ===

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    MEDIRISK, INC.



                                    By:  /s/ Kenneth M. Goins, Jr.
                                        ----------------------------------------
                                        Kenneth M. Goins, Jr.
                                        Executive Vice President
                                        Chief Financial Officer

Dated: June 5, 1998